UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

Alphatec Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On March 30, 2007, the board of directors (the “Board”) of Alphatec Holdings, Inc. (the “Company”) established the 2007 fiscal year base salaries for the executive officers listed below and approved bonus plans for each of the executives of the Company (collectively, the “2007 Plan”).

Under the 2007 Plan, each of the executive officers listed below, based on the recommendation of the President and Chief Executive Officer and approval by the Compensation Committee of the Board, is eligible for cash bonuses both during the Company’s 2007 fiscal year and after its 2007 fiscal year end as further described below.

The target cash bonuses will be determined according to a formula expressed as percentages of the respective executive officer’s base salary and will be subject to upward adjustments in the event the executive officers exceed the targeted applicable Non-Sales Bonus Performance Criteria and Sales Bonus Performance Criteria (as defined below). Except with respect to Mr. Lubischer, each executive officer is eligible to receive up to three cash bonuses based on the following goals (the “Non-Sales Bonus Performance Criteria”): (1) the achievement of revenue goals, which comprises 50% of the potential award; (2) the achievement of EBITDA goals, which comprises 25% of the potential award; and (3) the achievement of individual goals, which comprises 25% of the potential award. Mr. Lubischer is eligible to receive up to three cash bonuses based on the following goals (the “Sales Bonus Performance Criteria”): (1) the achievement of revenue goals, which comprises 82% of the potential award; (2) the achievement of EBITDA goals, which comprises 6% of the potential award; and (3) the achievement of individual goals, which comprises 12% of the potential award. The specific revenue, EBITDA and individual goals have been determined by the Board.

Assuming the achievement of all of the targeted Non-Sales Bonus Performance Criteria and Sales Bonus Performance Criteria, the cash bonuses based on the revenue goals will be payable quarterly, while the cash bonuses based on EBITDA and individual goals will be payable after the end of the Company’s 2007 fiscal year. Also, the Company must first achieve a threshold of financial performance that has been established by the Board, before an eligible executive officer may receive any cash bonuses under the 2007 Plan. In addition, an eligible executive officer must be employed by the Company at the time the Compensation Committee determines whether a particular cash bonus has been achieved.

The table below sets forth for each of the executive officers listed therein the percentage of the base salary that such officer is eligible to receive as a cash bonus under the 2007 Plan upon the achievement of the target levels of the Non-Sales Bonus Performance Criteria or Sales Bonus Performance Criteria, as the case may be. In the event the executive officers exceed such target levels, they will be entitled to receive cash bonuses based on higher percentages of their respective base salaries. Only Mr. Lubischer’s cash bonus awards are subject to a maximum threshold of 95% of his base salary.

Executive Officer Name and Title	2007 Base Salary	Bonus Percentage of Base Salary at Target Cash Bonus Award Levels
John Foster, President, Chief Executive Officer and Chairman	$0	0%
M. Ross Simmonds, Senior Vice President and Chief Operating Officer	$315,000	50%
Steven Yasbek, Chief Financial Officer, Vice President and Treasurer	$225,000	40%

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Herb Bellucci, Vice President, Manufacturing and International	$225,000	50%
Steven Lubischer, Vice President, Sales	$275,000	85%
Steven Reinecke, Chief Technology Officer and Vice President	$235,000	50%

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alphatec Holdings, Inc.

By:	/s/ Steven M. Yasbek
Name:	Steven M. Yasbek
Title:	Chief Financial Officer and Vice President

Date: April 5, 2007

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